EXHIBIT 99.2

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

Call Participants
EXECUTIVES Adrian G. Goldfarb Chief Financial Officer Charles Parker Ferry CEO & Director ANALYSTS Michael James Latimore Northland Capital Markets, Research Division Rick Jackson

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

Presentation

Operator

Good afternoon. Welcome to Duos Technologies Second Quarter 2022 Earnings Conference Call. Joining us for today's call are Duos' CEO Chuck Ferry and CFO, Adrian Goldfarb. Following their remarks, we will open the call for your questions. Then before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now I would like to turn the call over to Duos' CEO Chuck Ferry. Sir, please proceed.

Charles Parker Ferry
CEO & Director

Welcome, everyone, and thank you for joining us. Earlier today, we issued a press release announcing our financial results for the second quarter as well as other operational highlights. Copy of the press release is available in the Investor Relations section of our website. I encourage all listeners to view that release as well as our 10-Q filing with the SEC to better understand some of the details we'll be discussing during our call.

Now let's get started. In the second quarter, we executed real well across all segments of our business and are tracking according to our long-term growth plan. Our financial performance in Q2 represented an order of magnitude improvement over our results in recent reporting periods as well as the third consecutive quarter we have met or exceeded our internal revenue projections.

We improved demonstrably in nearly every meaningful financial metric, which is not only the result of executing certain deployments ahead of schedule, but also by product of the foundational work we've done in the last 1.5 years to be able to execute a greater scale when the opportunity was presented. Based on our performance to date, we remain on plan to meet our financial roles for the year.

Operationally, we have currently -- we currently have 2 railcar inspection portals completing installation in the next 3 months with 2 more portals that are under construction and been expected to install in the first half of 2023. We are also completing installation of 2 other projects in the third quarter. We continue to improve our installation procedures, in-field performance and maintenance capabilities, all of which have enhanced customer relations, leading to increased recurring revenue and add-on sales opportunities.

We will discuss more details about the business later on the call. So before I go any further, I'd like to turn the call over to our CFO, Adrian Goldfarb, who will walk us through the financial results for the quarter and first half of the year. Adrian?

Adrian G. Goldfarb
Chief Financial Officer

Thank you, Chuck. Before my comments on the financial results, I would like to mention that I see very good progress across all of the functions of the business from contracting to engineering, software development and manufacturing, installation and service. In particular, our AI development has made major strides, and all of this leads to the current improved financial results and expected continued improvements for the rest of this year and beyond.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

Turning to the results for the second quarter ended June 30, 2022. I want to discuss the 2 components to revenue that we report. Technology systems which records revenue from turnkey engineered systems such as our railcar inspection portal and the increasing impact of our recurring revenue from services and consulting. This records recurring revenues from maintenance and support contracts for both technology systems and AI models plus any consulting services that are undertaken.

As previously discussed, we have been upgrading and expanding our overall technology capabilities, with a particular focus on AI as a key component of our overall product portfolio. I am pleased to report that our average revenue per installation continues to move higher. As a result, of meeting the demand from our customers for increased functioning capabilities.

While supply chain issues have started to show some signs of improvement, time between contract award and full revenue recognition remains longer than was the norm in prior years. At this time, we still expect to see higher revenues later this fiscal year and into 2023. In addition, we continue to focus on our revenue mix to support accelerating growth in our recurring revenue services and software going forward.

With respect to the results just reported, total revenue for Q2 2022 increased 458% to $3.62 million compared to $649,000 in the second quarter of 2021. Total revenue for Q2 2022 represents an aggregate of approximately $2.78 million technology systems revenue and approximately $837,000 in recurring services and consulting revenue, which is the highest amount of quarterly recurring revenue in the company's history.

The increase in total revenue for Q2 2022 compared to Q2 2021 was driven by the production and start of installation of new and upgraded railcar inspection portals which are recorded in the technology systems portion of the business. We expect this trend to continue for the rest of 2022 and into 2023, although supply chain issues continue to extend deadlines for shipment of key components used in our technology systems.

While certain orders were delayed from 2021 into 2022, we remain encouraged by the breadth and scope of recent bids in which the company has participated and the company's pipeline continues to expand.

Total revenue for the first half of 2022 increased 80% to $5.06 million from $2.8 million in the same period last year. The increase in total revenue was driven by the start of production and new installations in the technology systems portion of the business along with continuing increases in services and consulting revenues, which were driven by receipt of notices to proceed for new contracts earlier in the year.

Before turning to costs and profitability, I'll now provide an update on our contract commitments. As I've mentioned on previous calls, traditionally, there has been a period from the time you are awarded a contract until the moment when that contract can be recognized as revenue. The length of time between contract award and revenue recognition is extending beyond what has been the norm due to the fact that our installations have been impacted by the ongoing supply chain issues, which is a familiar theme for many companies.

We're also observing the increasing impact of inflation on components and contracted services on our cost structure, which we are taking steps to mitigate but which may still have an impact going forward. The effective inflation are not quantifiable at the current time, but are beginning to be evident in increased costs for materials and labor.

These effects may result in higher costs for project implementation that cannot be wholly or even partially passed on to our customers and thus may result in delaying our progress towards profitability.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

As mentioned previously, we started the year with a largest set of contract commitments in the company's history with both the first and second performance obligations met. That number now currently stands at approximately $14 million to $16 million, much of which we expect to book this year.

We will endeavor to keep you informed through our regular filings of progress on contract awards as an additional metric to track our progress towards our growth goals. With that in mind, let's discuss costs for the second quarter and the first half.

Cost of revenues for Q2 2022 increased 154% to $2.33 million compared to $918,000 for Q2 2021. Cost of revenues on technology systems increased for Q2 2022 compared to Q2 2021, which is consistent with the increase in revenues, albeit at a slower overall rate. The higher level of cost was mainly due to the higher cost of materials due to increased production levels and also to supply chain disruptions and inflation. While we expect that macroeconomic factors will continue to drive prices, the company expects structural realignment to eventually aid in lowering costs as a percentage of the overall system price going forward, although inflation may impede this effort.

As previously noted, the company's organization and related cost structure was realigned to provide the capability to manufacture, install and support multiple production systems simultaneously.

In accordance with the shift in structure, certain staff were reassigned or replaced and new staff added in key areas, particularly engineering, software development and AI.

Cost of revenues for the first 6 months of 2022 increased 38% to $3.55 million from $2.57 million in the same period last year. Increase in cost of revenues on a dollar and percentage basis occurred at a slower rate than the increase in revenues during the period.

The higher level of costs compared to revenues was mainly due to higher costs stemming from higher revenues, with supply chain disruptions and inflation also having an impact.

Gross margin for Q2 2022 increased 575% to $1.28 million compared to a negative $270,000 for Q2 2021. The increase in gross margin for Q2 2022 compared to Q2 2021 was driven by the revamp of our operations to support an anticipated increase in the number of new systems going forward.

The result in additional cost of revenues was covered by a greater increase in revenues during the second quarter of 2022. The main reason for the increased cost is the high level of production costs of materials as well as supply chain disruptions and inflation. We anticipate further improvements in the overall gross margin in 2022.

Gross margin for the first 6 months of 2022 increased 545% to $1.5 million from $233,000 in the same period last year. The increase in gross margin was also driven by the previously noted revamp of our operations to support an anticipated increase in the number of new systems going forward. Additionally, the additional cost of revenues was also again covered by a greater increase in revenues during the first half of 2022.

Operating expenses for Q2 2022 remained flat at $2.68 million compared to $2.68 million for Q2 2021. The slight increases in cost for sales and marketing and research and development were offset by the decrease in general and administration costs compared to Q2 2021.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

Overall, we are continuing to focus on stabilizing operating expenses while meeting the increased needs of our growing customer base. Operating expenses for the first 6 months of 2022 increased 11% to $5.54 million from $5 million in the same period last year. The increase in operating expenses was driven by costs associated with growing the business and the effects of inflation on salaries and overhead. We expect overall costs to grow due to macroeconomic factors in addition to organic growth costs related to the business.

Net operating loss for Q2 2022 totaled $1.39 million compared to net operating loss of $2.95 million for Q2 2021. The improvement in net operating loss for Q2 2022 compared to Q2 2021 was driven by higher revenues recorded in the quarter resulting from increases in both the company's technology systems and services and consulting revenues, slower growth in the cost of those revenues and flat operating expenses.

Net operating loss for the first 6 months of 2022 totaled $4.04 million compared to net operating loss of $4.77 million in the same period last year. The greater net operating loss was driven by higher revenues recorded in the period as a consequence of the start of new projects and received materials for production.

A positive trend was the higher revenue recorded without a corresponding greater relative cost of sales, even with higher costs of materials resulting from supply chain disruptions and inflation.

Net loss for Q2 2022, totaled $1.34 million compared to net loss of $2.95 million for Q2 2021. The improvement in net loss for Q2 2022 compared to Q2 2021 was driven by an increase in revenues as noted previously above, along with slower growing expenses.

Net loss for the first 6 months of 2022 totaled $3.99 million compared to a net loss of $3.36 million in the same period last year. The greater net loss was driven by the higher costs in 2021 being offset by a onetime $1.4 million in other income as a result of the PPP loan forgiveness recorded in the first quarter of 2021.

Let's now discuss the balance sheet. We ended the quarter with approximately $6.27 million in cash and cash equivalents compared to $894,000 at December 31, 2021.

Company anticipates and has sufficient cash at this time, to support operations through the end of 2022 and into 2023. However, given current and anticipated increase in additional business and the ongoing supply chain disruptions which can delay implementation, we are considering further increasing our working capital.

Although lasting effects of the global pandemic and inflation have affected our operations, we now believe that this is expected to be an ongoing issue and our working capital assumptions reflect this new reality. We have analyzed our cash flow under stress test conditions and have determined that we have sufficient liquid assets on hand to maintain operations for at least the next 12 months.

Given the current increase in business and the associated increase in cost to support that business, we continually evaluate the capital that is required to fund the fundamental business changes that we are executing, including organization, product alignment and market focus and maintenance of our business strategy overall.

In addition, we are taking actions to eliminate certain costs that do not contribute to short-term revenue. We are realigning both management, staffing with a focus on improving skill sets necessary to build growth and profitability. We are also focusing product strategy on opportunities that are likely to bear results in the relatively short term.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

We will continue executing on the plan to grow our business and eventually achieve profitability without the absolute requirement for additional capital for existing operations, although we may elect to raise capital to fund growing our recurring revenue business and for selected opportunities as they arrive.

I'd now like to provide an update on our financial projections before turning the call back over to Chuck. Based on committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2022, we are reiterating our previously stated revenue expectations for the fiscal year ending December 31, 2022. We expect total revenue for 2022 to range between $16.5 million and $18 million, representing an increase of 99% to 117% from 2021.

We expect this improvement in operating results to be reflected over the course of the full year, the majority of revenues coming in the second half of the year. As a result of the second quarter's outperformance, we continue to expect a further revenue increase in the third quarter and anticipate similar results in the fourth quarter.

That concludes my financial commentary. I'll now pass the call back over to Chuck.

Charles Parker Ferry
CEO & Director

Thanks, Adrian. Those who have followed us know that I've been very direct about the challenges our company has worked through the last 18 months. Now I am pleased to report that our Q2 results are the third quarter in a row where we have met or exceeded our internal financial metrics. Additionally, Q2 represents the highest single quarter recurring revenues in the company's history. We will continue to emphasize growing that portion of the revenue at a greater rate going into next year.

As a reminder, our 2022 operating strategy is focused on 5 key areas as follows: one, improve our technical and operational deliveries, which will make satisfied customers who order more equipment and services; two, add more recurring revenue through our services, maintenance and artificial intelligence offerings; three, continue our primary commercial focus in the rail sector by adding more value to existing customers adding new customers in the Class 1s, passenger rail and we'll discuss car owners themselves a little bit later in the brief.

Add a second commercial line of business in the trucking intermodal industry and potentially into the aviation industry by using our railcar inspection portal technology to connect similar visual inspections in trucks and aircraft, focusing on recruiting and retaining top talent in a very competitive market space.

I'll now add further comments to each of these 5 major components of our strategy, beginning with improving our technical and operational delivery. Since my arrival in 2021 of the core components of our updated company values has been a commitment to achieving operational and technical excellence, we believe this approach leads to higher customer satisfaction and improve new deal closure rates.

From a high level, customer service continues to improve, and we have successfully met our service level agreements with all of our customers, maintaining a 95% or higher availability rate on all deployed systems. Our time to respond to resolve problem tickets has also decreased. Just as important, we are collecting performance metrics, identifying and correcting systemic issues across the railcar inspection portal fleet. Since implementing a proactive maintenance approach, which includes preventative maintenance checks and services, our reliability rates have increased in turn.

Our hardware engineering team has made significant improvements on reliability but also the ability to more rapidly easily repair and remotely monitor, helping to drive maintenance costs down as well. The software team has done a terrific job updating software already deployed and have introduced a more standardized method of developing and deploying software upgrades.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

Finally, our project management has definitely improved, allowing us more accurate basis of estimates, thereby enabling us to plan better ahead.

As of today, we are on plan with all current deployments. I'll now take a minute to provide brief updates within our currently in-progress deployments. Beginning with a $9 million master services agreement that we secured in March from a major national passenger carrier, installation remains on track for the latter part of '22 with completion expected in early 2023.

As an update, I'm pleased to report we have already tacked on an additional $1.1 million of value to that contract owing to further modifications, increasing the current total value to over $10 million. We have also identified further options that could grow the contract to even greater levels over the next several months.

Moving to another current deployment. In January, we announced a contract for another Class 1 rail operator to deploy an additional rail on the U.S. side of the customer Southwestern border operations in Texas. Installation and development efforts remain on schedule for early fall completion date.

With this customer, we are also in discussions to deploy other technologies ranging from unmanned aerial vehicles, expanded edge data center capabilities and information sharing with several U.S. government and law enforcement agencies.

This is part of a larger strategic initiative to create a secure corridor from Southern Mexico across the U.S. border with the goal to move rail commerce safer and faster. The secure corridor initiative is gaining momentum with support from both the U.S. and Mexican government agencies.

With another Class 1 customer, our installation of a new portal in the Southeast United States is also on plan. We anticipate project completion by early fall of this year, and we are also discussing this -- with this customer the potential to develop more long-term, comprehensive railcar inspection portal coverage of their network.

Our installation with a major Canadian transit agency will be completed in Q3. We have also added work to provide maintenance services and artificial intelligence, which is expected to generate higher recurring revenues beginning in 2023.

Our long-term Florida County security project will be completed in early Q3, and we are currently in discussions with this customer to provide further modifications and upgrades to previously installed work.

For a minute, I'd like to touch on some of the risks that our business faces and how we plan to mitigate them. Last quarter, we discussed the impacts of inflation and supply chain pressures as we previously discussed lagging supply chains to extended contract close to revenue recognition to 6 months or more on average.

Combining supply chain delays with an inflationary market has created logically, a dual negative impact that compresses margins. Coupled together, these issues continue to raise costs and extend the timeline for procurement, manufacturing, installation, field maintenance and most importantly, people.

We are mitigating this challenge by negotiating spare parts pools with existing customers and are looking into adding long lead items in the inventory when it makes financial sense to do so. During the period, we had a modest uptick in inventory for this exact reason, which has proven to be a prudent move, allowing us to meet our financial targets.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

Inflation and recessionary impacts also required us to negotiate higher prices with customers while accommodating cost increases from suppliers. To date, we have not experienced issues with customers as operators and distributors within the supply chain largely understand the challenges of the current environment.

Moving to our second focus area, which is to continue adding more recurring revenue through our services, maintenance and artificial intelligence offering. As a reminder, we derive recurring revenue from allocations that incorporate AI that automates fiscal inspections while mechanical equipment moving at high speed.

Looking back at the last 18 months, we have a 100% renewal rate on all recurring services contracts, which does not even account for expansion revenues. This strong performance level has allowed us to continue growing our recurring revenue base over the past few quarters, a trend we expect to continue throughout the balance of the year and even accelerate in 2023 and certain large-scale deployments come online.

Consistent customer retention will lead to strong recurring revenue, and it comes as a result of providing highly reliable quality products and services, which continues to be our focus. Within our AI operations, we have added additional resources to meet the growing demand for our artificial intelligence. And this investment to rebuild and grow our AI capabilities beginning to show results in both capacity and quality of algorithms.

To date, we have deployed 20 AI use cases that are performing at a 95% or higher reliability rate, and we're on track to have 28 deployed by the end of October. We currently provide AI to 2 of our major customers, and we expect to deploy our AI to 3 more of our major customers later this year.

These expansion opportunities serve as a reminder of the importance of developing and investing in our artificial intelligence and software capabilities. More algorithms operating on solid software and IT infrastructure comes online every day for our customers, helping them improve their safety, velocity, dwell time and maintenance metrics.

With our high-performing AI and software teams, our ability to use data analytics to see how effective we are is also improving. In the last 90 days, our reps have spanned approximately 1.5 million railcars, protecting thousands of actionable defects in the field. This represents an 18% increase in the number of railcars stand over the previous quarter with the number of detections increasing by over 19% as the AI software is deployed and becomes more effective.

Contracts we secured earlier this year, both for new installations as well as upgrades to existing portals I just mentioned, include provisions for increased algorithm delivery, a trend we expect to continue going forward.

From a high level, as we layer on additional services, increased maintenance work across a larger customer base and improve the quality, complexity and applications for our artificial intelligence offerings, we expect to achieve consistent profitable growth that we will see our recurring revenue streams serve as a fixed springboard for operations and accounts for an increasing percentage of our revenue.

Moving to commercial updates. While we are devoting significant resources into executing against our current backlog and have successfully kept up with timelines, as mentioned, closing new customers is also a primary consideration. During the period, we closed a new deal with a former customer that had fallen out of contract over 2 years ago, to provide upgrades to their existing portal, which includes hardware upgrades, annual services agreement and artificial intelligence for a portal located in Mexico.

Total value of these upgrades is approximately $360,000 with most of the revenues occurring. We expect to expand our work with this customer in the future.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

Our commercial outlook remains positive, thanks to our operational and technical improvements nearly all current customers are renewing and/or additional scope of work is being added to existing rips. Smaller modifications have already been added with several customers, and we expect additional growth across all of our customers -- all of our current customer base.

In total, the overall value for contracts added during the quarter was approximately $1.1 million, thanks to our improved execution in recent months as well as funds received from other contracts, Duos was cash flow positive for the month of June.

With new and existing customers, we have a pipeline of potential new business worth over $120 million as of today's discussion.

Additionally, with the recent U.S. infrastructure bills passing, we provided proposals to a dozen transit for passenger railroads that are eligible for [ grant line ]. We are evaluating other solutions for inspecting moving vehicles as well including trucks and aircraft, which could provide similar benefits in terms of safety and efficiency, required inspections to improve safety and efficiency in those industries.

Moving to our final area of focus that is recruiting and retaining talent. As of today, we have assembled a very, very talented team of hardware, software, IT and artificial intelligence, engineering and development capability, equally good at the other supporting functions such as our 24/7 service operations center, field services and project management teams.

Getting to this point has required significant time and resources, but recruiting and retaining quality employees in my experience is the most critical factor to be successful. Over time, we have introduced improved salaries and benefits to be more competitive. After the high turnover rates in 2020 and 2021, I'm pleased to report that a much lower turnover rate in the first half of 2022 as we begin to stabilize the workforce.

In summary, this year continues to be centered on execution. We are continuing to meet performance obligations for existing contracts as well as sign new business with current and prospective Class 1 rail and transit operators. We are also continuing to develop and deploy our artificial intelligence and software capabilities, furthering our expansion efforts into adjacent market opportunities and investing in our internal operations to better capitalize on all these opportunities.

We remain committed to our vision, which is to position Duos as a business that deploys cutting-edge technologies that help our customers operate safer and more efficiently.

And with that, we're ready to open the call for your questions. Operator, please provide the appropriate instructions.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

Question and Answer

Operator

[Operator Instructions] Our first question comes from the line of Mike Latimore with Northland Capital Markets.

Michael James Latimore
Northland Capital Markets, Research Division

Congrats on the strong growth and gross margin standing here. Great to see.

Charles Parker Ferry
CEO & Director

Thanks, Mike. Good to hear from you.

Michael James Latimore
Northland Capital Markets, Research Division

So I guess just one kind of modeling clarification. I think, Adrian, you said that you expected third quarter revenue to be up sequentially and then similar fourth quarter. By similar fourth quarter, did you mean in absolute dollars or in growth rate, sequential records?

Adrian G. Goldfarb
Chief Financial Officer

In absolute dollars.

Michael James Latimore
Northland Capital Markets, Research Division

Okay. So basically, third quarter and fourth quarter should be about the same.

Adrian G. Goldfarb
Chief Financial Officer

At this time, yes, that's what it looks like.

Michael James Latimore
Northland Capital Markets, Research Division

Got it. And you also mentioned gross margin should continue to improve with the higher volumes?

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

Adrian G. Goldfarb
Chief Financial Officer

Yes. That's a little bit of a dual-edge sword right now because of the supply chain and even more so now the impact of inflation. Obviously, we contract for these systems quite a bit ahead of time and inflation is now something that we have to take very, very seriously as we go and negotiate contracts. So it's a question of being able to secure the materials in sufficient time to deploy them so we can record revenue but also not overpaying for those.

And we see the inflation really across the board. It's in terms of materials, it's in terms of out-staffing, third-party contractors. So that's where, all things being equal, we do expect as the volumes grow to have increasing gross margins, but we have to play that carefully with the effects of inflation.

Charles Parker Ferry
CEO & Director

So Mike, this is Chuck, basically, when we're in the process of doing constantly is attempting to keep our supplier and vendors. Also, we're negotiating the best price we can with them, but the prices are going up. At the same time, we're engaged with all of our customers to try and get price increases to cover that. So it's a constant going back and forth as we're rolling through these quarters.

Michael James Latimore
Northland Capital Markets, Research Division

Makes sense. It looks like your pipeline grew 20% or so sequentially. What was kind of the big driver of that?

Charles Parker Ferry
CEO & Director

Yes. I think the -- again, our pipeline is largely broken into 3 main components. One is Class 1s. The second major component is transit and passenger rail, and then we'll call things that are other. We have had some -- we talked about how we've been able to analyze our data, analyze better. What we've realized is that we can -- we're actually -- many of the railcars that we are scanning and then with the imagery attached to it is actually owned by car owners.

So part of that pipeline involves actually selling into the car owners themselves. And we think that, that may be a future area for us to sell in what we'll call a subscription manner where we're really just selling subscriptions to our data versus actual selling rips themselves. So that's something that we're developing right now in concept. We're in conversations with several of the car owner companies, which are quite large. And we should have some more to report on that, I think, in the next earnings call.

Michael James Latimore
Northland Capital Markets, Research Division

Interesting. Okay. And that did contribute to the pipeline growth?

Charles Parker Ferry
CEO & Director

Yes. Yes. There's a good component of our pipeline, which is actually the car owners. And I don't want to start off with their names. Some of them are very large publicly traded company, so I'll -- you can look them up.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

Michael James Latimore
Northland Capital Markets, Research Division

Yes, good. And then I think you also talked about an 18% sequential increase in detections, I believe. I might have missed in the past. But have you given that number before?

Charles Parker Ferry
CEO & Director

We have not, not a miss forum. So again, with our significantly improved software and our artificial intelligence teams. Their ability to evaluate and analyze the data that we have has become significantly better. So we've now begun to track the analytics of the actual imagery detections that we're taking, and we'll keep track of that and kind of report out here on a go-forward basis.

Again, we have 11 railcar inspection portals out in the field now. And so we're able to now see and track kind of the numbers going through that by early -- by early 2023, we'll have a total of 14 or so portals out, and so those numbers will actually increase.

Michael James Latimore
Northland Capital Markets, Research Division

Yes, that's encouraging. So the AI is taking in nice there.

Operator

[Operator Instructions] Our next question comes from the line of Richard Jackson with True North Financial. Please go ahead.

Rick Jackson

Yes. Great progress. I'm trying to get my arms around this model and you threw some data points, I think, could be helpful, and I'll make sure I'm understanding them correctly. So what's the difference between an AIU and a portal?

Charles Parker Ferry
CEO & Director

No, that's a good question. Thanks, Richard. So obviously, our railcar inspection portal is the -- is basically a large coverage [indiscernible] sensors that captures all of the data. And then what we do through a set of software and what we call artificial intelligence, we analyze that data and present it to the customer.

So when we use the term artificial intelligence, it's basically taking images and it's analyzing mostly a pattern analysis in those images. So when we use the term artificial intelligence use case, we actually deploy use cases into the field. And what I mean by that, a use case is a combination of a training set, which means a set of images, both good and bad, that's used to train the algorithm.

The algorithm itself is a set of software and logic that takes those images. And basically, when you match the 2 together and you deploy it out into the edge, we call it a use case. And hopefully, I'm answering that question. Does that make sense?

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

Rick Jackson

I think so, depending on the next answer. So this quarter that generated $800,000 of recurring revenue, how many portals are up and running generating that revenue?

Charles Parker Ferry
CEO & Director

Yes. We currently have 11 portals that are deployed out into the field. And right now, as we speak, we're actually in the process of installing an additional 4, so I think I misspoke before. So we've got 11 now. And by the end of this year, we'll have 13. And by early 2023, we'll have a total of 15 out in the field.

Rick Jackson

So I take it there's more than 1 AIU per portal? Or am I not getting it?

Charles Parker Ferry
CEO & Director

Yes. So what we do is we deploy, so currently right now with 2 of our customers, we have a total of 20 algorithms or you likely to call 20 AI use cases they're deployed. Effectively, what we're doing is 20 of the mechanical inspection points are looked at through -- in an automatic manner using this AI, and we're continuing to build upon that as we go.

Rick Jackson

Okay. So you're testing now 20 stress points that you'll be testing for 28. Is that what you're saying?

Charles Parker Ferry
CEO & Director

Yes. Basically, so when depending on our portals, I will call it our base generation portals, we can see anywhere from about 20 to 25 individual mechanical inspection points on each single railcar. In the case of 2 of our customers, we've deployed 20 algorithms whereas we're looking at those individual mechanical inspection points, the system automatically flags any detections that we have through that artificial intelligence, which effectively can either automate it or it helps the customer make a much faster decision about what to do and how to action on that individual inspection point, if that makes sense.

Rick Jackson

I think so. So I'm trying to get my answer on total addressable market here. So I think you said on a prior call, I don't know the notes in front of me, there were over 400 locations that would benefit from these portals, correct?

Charles Parker Ferry
CEO & Director

Yes. What we said before is that we believe and we -- and through our research, our total addressable market, we think the North American Class 1 railroad network that could accommodate as much as 150 of our railcar inspection for us. Again, separate from that is artificial intelligence. So each time we deploy an algorithm, it comes with a bit of a development fee but also more importantly, a recurring revenue component to it.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

So as we add more artificial intelligence algorithms our recurring revenue increases, which is why earlier [indiscernible] talk about increasing the amount of algorithms from 20 to 28 as we increase those numbers of algorithms increase the number of customers that will pay for those algorithms we're effectively adding to that recurring revenue.

Rick Jackson

Okay. So I believe you said 2 portals just got up and running. So 11 portals contributed to the $800,000 in recurring revenue in the second quarter. Is that accurate?

Charles Parker Ferry
CEO & Director

Yes. The artificial intelligence definitely contributed to the recurring revenue in this last quarter. And to clarify, 2 of our major customers across 3 of our portals, we're currently in contract to deliver, and we are delivering that artificial intelligence. We have 3 additional customers that we're in discussions with that we'll be adding artificial intelligence into later this year, and that will again bolster that recurring revenue.

Rick Jackson

So is it safe to assume that as you add to the AIUs, the recurring revenue will increase with it because you're adding more value?

Charles Parker Ferry
CEO & Director

Yes, that's correct.

Operator

Thank you. As there are no further questions, I would now like to hand the call back to Mr. Ferry for any closing remarks.

Charles Parker Ferry
CEO & Director

Yes. Again, I'd like to thank everyone for joining us today. And as always, we appreciate the opportunity to present. Thank you very much, and back to you, operator.

Operator

Thank you. Before we conclude today's call, I would like to provide Duos' safe harbor statement that includes important cautions regarding forward-looking statements made during this call.

This earning call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminologies such as believes, expects, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performances or events and are subject to a number of uncertainties, risks and other influences.

DUOS TECHNOLOGIES GROUP, INC. FQ2 2022 EARNINGS CALL | AUG 15, 2022

Many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group Inc.'s actual results to differ materially from those anticipated by the forward-looking statements.

These risks and uncertainties include but are not limited to those described in the Item 1A in Duos' annual report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos' filings with the SEC.

Thank you for joining us today for Duos Technologies Group 2022 Second Quarter Conference Call. You may now disconnect.